Exhibit 10.4
SLOT RECEIVABLES PURCHASE AGREEMENT
Dated as of March 26, 2010
among
TENNECO AUTOMOTIVE RSA COMPANY,
as Seller,
TENNECO AUTOMOTIVE OPERATING COMPANY INC.,
as Servicer,
and
WELLS FARGO BANK, N.A.,
individually and as SLOT Agent

i

Page
Section 14.12 Counterparts; Severability; Section References	38
Section 14.13 Characterization	38
Section 14.14 Federal Reserve	39
Section 14.15 Intercreditor Agreement	39

EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II	Form of SLOT Purchase Notice

Exhibit III	Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV	Names of Collection Banks; Collection Accounts

Schedule A	Commitments

Schedule B	Conditions Precedent Documents

SLOT RECEIVABLES PURCHASE AGREEMENT
          THIS SLOT RECEIVABLES PURCHASE AGREEMENT dated as of March 26, 2010 is among:
     (a) Tenneco Automotive RSA Company, a Delaware corporation (“Seller"),
     (b) Tenneco Automotive Operating Company Inc., a Delaware corporation (“Tenneco Operating"), as initial Servicer (the Servicer, and together with Seller, the “Seller Parties"),
     (c) Wells Fargo Bank, N.A., a national banking association, individually (“Wells Fargo” and, together with its successors and permitted assigns, the “SLOT Purchaser"), and as agent for the SLOT Purchaser (in such capacity, together with its successors and assigns in such capacity, the “SLOT Agent").
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
     Seller desires to transfer and assign SLOT Interests to the SLOT Purchaser from time to time.
     The SLOT Purchaser shall at the request of the Seller purchase SLOT Interests from time to time.
     Wells Fargo has been requested and is willing to act as SLOT Agent on behalf of the SLOT Purchaser in accordance with the terms hereof.
ARTICLE I.
PURCHASE ARRANGEMENTS
     Section 1.1 Purchase Facility.
          (a) Upon the terms and subject to the conditions hereof, Seller may from time to time prior to the Facility Termination Date request that the SLOT Purchaser purchase SLOT Interests offered for sale from time to time by delivering a SLOT Purchase Notice to the SLOT Agent in accordance with Section 1.2. Upon receipt of a copy of each SLOT Purchase Notice from Seller, the SLOT Purchaser agrees to make such Purchase, on the terms and subject to the conditions hereof, provided that at no time may the Aggregate SLOT Capital at any one time outstanding under this Agreement exceed the SLOT Purchase Limit.
          (b) Subject to the Intercreditor Agreement, Seller may, upon at least thirty (30) Business Days’ notice to the SLOT Agent, terminate in whole or reduce in part, the unused portion of the SLOT Purchase Limit; provided that each partial reduction of the SLOT Purchase Limit shall be in an amount equal to $5,000,000 or a larger integral multiple of $500,000.
     Section 1.2 Increases. Not later than 10:00 a.m. (Chicago time) on the Business Day prior to each Incremental SLOT Purchase, Seller shall provide the SLOT Agent with notice in the form set forth as Exhibit II hereto of each Incremental SLOT Purchase (a “SLOT Purchase Notice”). Each SLOT Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested SLOT Purchase Price (which shall not be less than $1,000,000), the proposed date of purchase (which shall be a Business Day); provided, however, that in no event shall the aggregate number of Incremental SLOT Purchases pursuant to this Section 1.2 exceed two (2) in any calendar week. On the date of each Incremental SLOT Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, the SLOT Purchaser shall deposit to an account specified by the SLOT Agent, for transfer to an account designated by Seller (or by Servicer on Seller’s behalf), in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to the SLOT Purchase Price of such SLOT Interest. Upon such transfer by the SLOT Purchaser to Seller’s designated account, Seller hereby, without the necessity of further action by any Person, assigns, transfers, sets over and otherwise conveys to the SLOT Agent, for the benefit of the SLOT Purchaser, the applicable SLOT Interest.
     Section 1.3 Decreases. Not later than 10:00 a.m. (Chicago time) on the Business Day of a proposed reduction in Aggregate SLOT Capital outstanding, Seller shall provide the SLOT Agent with written notice of any reduction requested by the Seller of the Aggregate SLOT Capital outstanding (a “SLOT Reduction Notice”). Such SLOT Reduction Notice shall designate (i) the date (the “Proposed SLOT Reduction Date”) upon which any such reduction of Aggregate SLOT Capital shall occur, and (ii) the amount of Aggregate SLOT Capital to be reduced (the “Aggregate SLOT Reduction”), which, subject to the Intercreditor Agreement, shall be applied to the reduction of such SLOT Interests as the SLOT Agent may select.
     Section 1.4 Payment Requirements. All amounts to be paid or deposited by a Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds. All such amounts shall be paid to account no. 2070482789126, account name: Leverage Finance NC, Wachovia Bank, National Association, Charlotte, NC, ABA No. 053 000 219, Attn: RSG — 7TE, Reference: Tenneco SLOT, until otherwise notified by Wells Fargo (the “Wells Fargo Account”). Upon notice to Seller, the SLOT Agent may debit any account of Seller maintained at Wells Fargo for all amounts due and payable hereunder. Except for computations of Yield based on the Alternate Base Rate, all computations of Yield, per annum fees hereunder and per annum fees under the SLOT Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. All computations of Yield or Default Fee based on the Alternate Base Rate shall be computed for actual days elapsed on the basis of a year consisting of 365 (or, when appropriate, 366) days. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II.
PAYMENTS AND COLLECTIONS
     Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement but subject to the Intercreditor Agreement, Seller shall immediately pay to the SLOT Agent when due, for the account of the SLOT Purchaser, on a full recourse basis: (i) such fees as are set forth in the applicable SLOT Fee Letter, (ii) all amounts payable as Yield to the SLOT Purchaser (which shall be due and payable in arrears on each Monthly Payment Date), (iii) all amounts payable as Deemed Collections (which, subject to the Intercreditor Agreement, shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate SLOT Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (iv) all amounts payable to reduce the Aggregate SLOT Capital, if required, pursuant to Section 2.6, (v) all amounts payable pursuant to Article X, if any, and (vi) all Default Fees (all of the foregoing in clauses (i)-(vi), collectively, the “Recourse Obligations"). If Seller fails to pay any of the Recourse Obligations when due: (a) a Settlement Date shall occur, and (b) Seller agrees to pay, on demand but subject to the Intercreditor Agreement, the Default Fee on the unpaid portion of such Recourse Obligation until paid in full. Notwithstanding the foregoing, no provision of this Agreement or the SLOT Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, subject to the Intercreditor Agreement, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the SLOT Purchaser and the First Lien Purchasers.
     Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, but subject to the Intercreditor Agreement, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate SLOT Unpaids hereunder and “Aggregate Unpaids” under (and as defined in) the First Lien Receivables Purchase Agreement, for a Reinvestment as provided in this Section 2.2 and under the First Lien Receivables Purchase Agreement or to reduce the Aggregate SLOT Capital outstanding in accordance with Section 1.3 hereunder and under the First Lien Receivables Purchase Agreement. If at any time any Collections are received by the Servicer prior to the Amortization Date: (i) the Servicer shall set aside (x) the amount of Collections, if any, required to be set aside pursuant to the terms of the First Lien Receivables Purchase Agreement and (ii) Seller hereby requests, and the SLOT Purchaser is hereby deemed to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment") with its share of each and every remaining Collection received by the Servicer (other than remaining Collections set aside to reduce the Aggregate SLOT Capital outstanding in accordance with Section 1.3), such that after giving effect to such Reinvestment, the amount of Aggregate SLOT Capital outstanding immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Aggregate SLOT Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall apply the amounts set aside during the period since the prior Settlement Date that have not been subject to a Reinvestment or used for an Aggregate SLOT Reduction pursuant to Section 1.3 or pursuant to the First Lien Receivables Purchase Agreement, as set forth in Section 4.1(a) of the Intercreditor Agreement.

Amounts paid to the SLOT Agent in accordance with Section 4.1(a) of the Intercreditor Agreement shall be allocated by the SLOT Agent to reduce the Aggregate SLOT Unpaids as provided in the Intercreditor Agreement. If Aggregate SLOT Capital, Yield and other Recourse Obligations under this Agreement shall be reduced to zero, any additional Collections received by the Servicer shall be remitted from the Servicer to Seller on such Settlement Date.
     Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, subject to the Intercreditor Agreement, the Servicer shall set aside and hold in trust for the SLOT Purchaser, all Collections received on each such day and an additional amount for the payment of any accrued and unpaid Recourse Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date but subject to the Intercreditor Agreement, the Servicer shall, upon the request from time to time by (or pursuant to standing instructions from) the SLOT Agent or pursuant to Section 1.3 apply such set aside amounts to reduce Aggregate SLOT Capital and any other Aggregate SLOT Unpaids.
     Section 2.4 Application of Collections. Collections set aside in accordance with Section 2.3 shall be applied on each Settlement Date as set forth in Section 4.1(b) of the Intercreditor Agreement. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds in the following order of priority (or, on any Settlement Date on or prior to the Amortization Date, in the order of priority set forth in Section 4.1(a) of the Intercreditor Agreement):
     first, to the SLOT Agent in reimbursement of its reasonable costs of collection and enforcement of this Agreement on behalf of the SLOT Purchaser (including, without limitation, in reimbursement of reasonable fees and expenses of its legal counsel, in connection with such collection and enforcement), second, to the SLOT Purchaser, in payment of all accrued and unpaid fees under the SLOT Fee Letter and Yield when and as due, third, to the SLOT Purchaser, in reduction (if applicable) of Aggregate SLOT Capital, fourth, to the SLOT Purchaser, in payment of all other unpaid Recourse Obligations owing to it, and fifth, after the Aggregate SLOT Unpaids have been indefeasibly reduced to zero, to Seller.
     Section 2.5 Payment Rescission. No payment of any of the Aggregate SLOT Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the SLOT Purchaser the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

     Section 2.6 Maximum SLOT Interests. Seller shall ensure that the SLOT Interests do not exceed in the aggregate 100%. If the aggregate of the SLOT Interests exceeds 100%, Seller shall determine the amount that must be applied to the reduction of SLOT Capital of the SLOT Interests to eliminate such excess (the “Mandatory SLOT Reduction Amount"), and Seller shall pay, from funds available to Seller under Sections 2.2 and 2.3, to the SLOT Purchaser, not later than the next Business Day, the Mandatory SLOT Reduction Amount.
     Section 2.7 Clean Up Call. Subject to the Intercreditor Agreement: (a) Servicer shall have the right (after providing the SLOT Agent with not less than two (2) Business Days’ prior written notice), at any time following the reduction of the Aggregate SLOT Capital to a level that is less than 10.0% of the original SLOT Purchase Limit, to purchase from the SLOT Agent to the extent of available Collections for this purpose, all, but not less than all, of the then outstanding SLOT Interests; and (b) the aggregate purchase price in respect thereof shall be an amount equal to the Aggregate SLOT Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the SLOT Purchaser or the SLOT Agent.
ARTICLE III.
[RESERVED]
ARTICLE IV.
FUNDING
     Section 4.1 Yield Accrual. SLOT Capital shall accrue Yield for each day during each Accrual Period at LMIR at all times while it is available and otherwise, at the Alternate Base Rate.
     Section 4.2 Yield Payments. On each Monthly Payment Date, Seller shall pay to the SLOT Agent an aggregate amount equal to the accrued and unpaid Yield for the Accrual Period then most recently ended in accordance with Article II.
     Section 4.3 Suspension of LMIR. If, on any day, the SLOT Purchaser shall have determined (which determination shall be conclusive and binding on Seller) that (a) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LMIR, or (b) LMIR will not adequately and fairly reflect the cost of acquiring or maintaining a SLOT Interest at such rate, the SLOT Purchaser shall give fax or telephonic notice thereto to Seller as soon as practicable thereafter, and all SLOT Capital shall instead accrue Yield at the Alternate Base Rate until such notice is withdrawn.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     Section 5.1 Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the SLOT Agent and the SLOT Purchaser, as to itself, as of the date hereof and as of the date of each Incremental SLOT Purchase and the date of each Reinvestment that:
          (a) Corporate Existence and Power. Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of Delaware and no other state or jurisdiction, and such jurisdiction must maintain a public record showing the organization to have been organized. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.
          (c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
          (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
          (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect.
          (f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          (g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the SLOT Agent or the SLOT Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the SLOT Agent or the SLOT Purchaser will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.
          (h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Exchange Act.
          (i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except for Adverse Claims created by the Transaction Documents and the First Lien Adverse Claims. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.
          (j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the SLOT Agent for the benefit of the SLOT Purchaser (and the SLOT Agent for the benefit of the SLOT Purchaser shall acquire from Seller) a valid and perfected second priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except for Adverse Claims created by the Transaction Documents and the First Lien Adverse Claims. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the SLOT Agent’s (on behalf of the SLOT Purchaser) ownership or security interest in the Receivables, the Related Security and the Collections. Such Seller Party’s jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest’s obtaining priority over the rights of a lien creditor which respect to collateral.
          (k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the SLOT Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III.

          (l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement and the Intercreditor Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.
          (m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since December 31, 2009, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectability of the Receivables generally or any material portion of the Receivables.
          (n) Names. The name in which Seller has executed this Agreement is identical to the name of Seller as indicated on the public record of its state of organization which shows Seller to have been organized. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and the names set forth on Exhibit VI to the First Lien Receivables Purchase Agreement.
          (o) Ownership of Seller. Tenneco Operating owns, directly or indirectly, 100% of the issued and outstanding capital stock of Seller. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.
          (p) Not an Investment Company. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
          (q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
          (r) Compliance with Credit and Collection Policy. Such Seller Party has complied with the Credit and Collection Policy with regard to each Receivable and in all material respects with the related Contract, and has not made any change to such Credit and

Collection Policy, except such change as to which the SLOT Agent has been notified in accordance with Section 7.1(a)(vii).
          (s) Payments to the Applicable Originator. With respect to each Receivable transferred to Seller under a Receivables Sale Agreement by the applicable Originator, Seller has given reasonably equivalent value to such Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under its Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
          (t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          (u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the applicable Receivables Sale Agreement was an Eligible Receivable on such purchase date.
          (v) Aggregate SLOT Interests. Seller has determined that, immediately after giving effect to each purchase hereunder, the aggregate SLOT Interests shall not exceed 100%.
          (w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the applicable Receivables Sale Agreement does not jeopardize the true sale analysis.
          (x) Solvency. After giving effect to (i) the purchase by the Seller of Receivables under the Receivables Sale Agreements, (ii) the sale of SLOT Interests hereunder to occur on such date and to the application of the proceeds therefrom and (iii) the sale of “Purchaser Interests” under (and as defined in) the First Lien Receivables Purchase Agreement to occur on such date and application of the proceeds therefrom, the Seller is and will be Solvent.
     Section 5.2 SLOT Purchaser Representations and Warranties. The SLOT Purchaser hereby represents and warrants to the SLOT Agent and the Seller Parties that:
          (a) Existence and Power. It is a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate power to perform its obligations hereunder.
          (b) No Conflict. The execution and delivery by it of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its articles of association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by the SLOT Purchaser.
          (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the SLOT Purchaser of this Agreement and the performance of its obligations hereunder.
          (d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the SLOT Purchaser enforceable against the SLOT Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
ARTICLE VI.
CONDITIONS OF PURCHASES
     Section 6.1 Conditions Precedent to Amendment and Restatement. The effectiveness of the amendment and restatement evidenced hereby is subject to the conditions precedent that (a) the SLOT Agent shall have received on or before the date of such purchase those documents listed on Schedule B and (b) the SLOT Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the SLOT Fee Letter.
     Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a SLOT Interest and each Reinvestment shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to the SLOT Agent on or prior to the date of such purchase or Reinvestment, in form and substance satisfactory to the SLOT Agent, all Settlement Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) the SLOT Agent shall have received such other approvals, opinions or documents as it may reasonably request, provided, however, that the SLOT Agent shall not request additional approvals, opinions or documents pursuant to this Section unless there has been a change in applicable law; (d) Wells Fargo shall be a “Committed Purchaser” party to and as defined in the First Lien Receivables Purchase Agreement, provided, however, that this clause (d) shall not be a condition precedent in the event that Wells Fargo (i) is removed as a “Committed Purchaser” (as defined in the First Lien Receivables Purchase Agreement) pursuant to Section 13.2 thereof or (ii) assigns its interest in the First Lien Receivables Purchase Agreement pursuant to Section 12 thereof; and (e) on the date of each such Incremental SLOT Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental SLOT Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):
               (i) the representations and warranties set forth in Section 5.1 excluding, in the case of any Reinvestment, Section 5.1(e) (except as it relates to a Material Adverse Effect of the of the type described in clause (iii) of the definition of such term) or

Section 5.1(m), are true and correct on and as of the date of such Incremental SLOT Purchase or Reinvestment as though made on and as of such date;
               (ii) no event has occurred and is continuing, or would result from such Incremental SLOT Purchase or Reinvestment, that will constitute (A) in the case of an Incremental SLOT Purchase, an Amortization Event or a Potential Amortization Event and (B) in the case of a Reinvestment, an Amortization Event;
               (iii) (x) the Aggregate SLOT Capital does not exceed the SLOT Purchase Limit and (y) the “Aggregate Capital” under (and as defined in) the First Lien Receivables Purchase Agreement does not exceed the “Purchase Limit” under (and as defined in) the First Lien Receivables Purchase;
               (iv) (x) the aggregate SLOT Interests do not exceed 100%, and (y) the aggregate “Purchaser Interests” under (and as defined in) the First Lien Receivables Purchase do not exceed 100%; and
               (v) for Incremental Purchases and Reinvestments occurring on or after April 12, 2010, the SLOT Agent shall have received a written acknowledgement from each Collection Bank consenting to a potential future assignment by the First Lien Agent to the SLOT Agent of all of the First Lien Agent’s rights under each Collection Account Agreement to which such Collection Bank is a party.
It is expressly understood that each Reinvestment shall, unless otherwise directed by the SLOT Agent or the SLOT Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the SLOT Agent, which right may be exercised at any time, to rescind the related purchase and direct Seller to pay to the SLOT Agent for the benefit of the SLOT Purchaser an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.
ARTICLE VII.
COVENANTS
     Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate SLOT Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:
          (a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the SLOT Agent:
               (i) Annual Reporting. (A) As soon as available, but in any event within 90 days after the end of each fiscal year of Performance Guarantor, a copy of the audited consolidated balance sheet of Performance Guarantor and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows (or such other similar or additional statement then requested by the SEC for annual reports filed pursuant to the Exchange Act) for the such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or other material qualification of exception, by independent public accountants of nationally recognized standing, and (B) as soon as available, but in any event within 105 days after the end of each fiscal year of Seller, a copy of the unaudited balance sheet of Seller as at the end of such year and the related unaudited statements of income and of cash flows for the such year, setting forth, in each case, in comparative form the figures for the previous year, if applicable, certified by an Authorized Officer of Seller.
               (ii) Quarterly Reporting. (A) As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Performance Guarantor, the unaudited consolidated balance sheet of Performance Guarantor and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows (or such other or similar or additional statement then required by the SEC for quarterly reports filed pursuant to the Exchange Act) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by Performance Guarantor’s chief executive officer, president or chief financial officer, and (B) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of Seller, analogous unconsolidated unaudited statements for Seller, certified by an Authorized Officer of Seller.
               (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by an Authorized Officer of Performance Guarantor or Seller, as applicable, and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
               (iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished.
               (v) S.E.C. Filings. Within 60 days after the end of each of the first three (3) fiscal quarters of Performance Guarantor, a narrative discussion and analysis of the financial condition and results of operations of Performance Guarantor and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year (or such other or similar additional statement then required by the SEC for quarterly reports filed pursuant to the Exchange Act); and within five days after the same are filed, copies of all financial statements and reports that Performance Guarantor may make to, or file with, the SEC.
               (vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the SLOT Agent or the SLOT Purchaser, copies of the same.

               (vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting the SLOT Agent’ consent thereto.
               (viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the SLOT Agent may from time to time reasonably request in order to protect the interests of the SLOT Agent and the SLOT Purchaser under or as contemplated by this Agreement.
          (b) Notices. Such Seller Party will notify the SLOT Agent in writing of any of the following promptly upon learning of the occurrence thereof (or at such other specified time), describing the same and, if applicable, the steps being taken with respect thereto:
               (i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, accompanied by a statement of an Authorized Officer of such Seller Party.
               (ii) Judgment and Proceedings. (A) (1) The entry against the Performance Guarantor or any of its Subsidiaries (other than Seller) of one or more judgments or decrees involving in the aggregate for the Performance Guarantor and such Subsidiaries a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Performance Guarantor or any of its Subsidiaries (other than Seller) which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.
               (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
               (iv) Purchase Termination Date. The occurrence of the “Purchase Termination Date” under (and as defined in) any Receivables Sale Agreement.
               (v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Seller Party is a debtor or an obligor.
               (vi) Downgrade of Tenneco Automotive. Any downgrade in the rating of any Indebtedness of Tenneco Automotive by Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

               (vii) Appointment of Independent Director. The decision to appoint a new director of the Seller as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to contain a certification by an Authorized Officer of the Seller that the designated Person satisfies the criteria set forth in the definition of “Independent Director” contained herein.
               (viii) First Lien Receivables Purchase Agreement.
                    (A) The occurrence of each “Amortization Event” and each “Potential Amortization Event” under (and as defined in) the First Lien Receivables Purchase Agreement, accompanied by a statement of an Authorized Officer of such Seller Party.
                    (B) Written notice and a copy of any request (1) to increase or reduce the “Purchase Limit” or any “Commitment” under (and as defined in) the First Lien Receivables Purchase Agreement, or (2) to amend or otherwise modify the definitions of “Net Receivables Balance,” “Aggregate Reserves” or any component of either of the foregoing definitions, in each case, concurrently with delivery of such request to the First Lien Agent.
          (c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted.
          (d) Audits. Such Seller Party will furnish to the SLOT Agent from time to time such information with respect to it and the Receivables as the SLOT Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the SLOT Agent, acting together, upon reasonable notice and at the sole cost of such Seller Party, permit a single firm acting for the SLOT Agent and the First Lien Agent: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (the procedures described in the foregoing clauses (i) and (ii) are referred to herein as an “Audit"); provided, however, that until the Discharge of First Lien Obligations, the SLOT Agent shall not conduct any Audit other than such Audits conducted in consultation with the “Agents” under (and as defined in) the First Lien Receivables Purchase Agreement and, in any event, Audits shall be limited to not more than two per calendar year in the aggregate pursuant to the First Lien Receivables Purchase Agreement and the Second Lien Receivables Purchase Agreement, collectively, so long as (i) no Amortization Event has occurred and is continuing and (ii) the immediately preceding Audit was satisfactory to the SLOT Agent in all material respects.

          (e) Keeping and Marking of Records and Books.
               (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the SLOT Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.
               (ii) Such Seller Party will: (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the SLOT Interests with a legend, acceptable to the SLOT Agent, describing the SLOT Interests and (B) upon the request of the SLOT Agent following the occurrence and during the continuance of any Amortization Event: (x) mark each Contract constituting an instrument or chattel paper with a legend describing the SLOT Interests and (y) deliver to the SLOT Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.
          (f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will timely and fully (i) perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
          (g) Performance and Enforcement of Receivables Sale Agreement. Seller will, and will require the applicable Originator to, perform each of their respective obligations and undertakings under and pursuant to the applicable Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under such Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the SLOT Agent and the SLOT Purchaser as assignees of Seller) under the Receivables Sale Agreements as the SLOT Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreements.
          (h) Ownership. Seller will, and will require the Originators to, take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreements irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the SLOT Agent and the SLOT Purchaser and the First Lien Adverse Claims (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the SLOT Agent may reasonably request), and (ii) establish and maintain, in favor of the SLOT Agent, for the benefit of the SLOT Purchaser, a valid and perfected second priority undivided percentage ownership interest (and/or a valid and perfected second priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than the First Lien Adverse Claims or Adverse Claims in favor of the SLOT Agent for the benefit of the SLOT Purchaser (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the SLOT Agent’s (for the benefit of the SLOT Purchaser) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the SLOT Agent for the benefit of the SLOT Purchaser as the SLOT Agent may reasonably request).
          (i) SLOT Purchaser’s Reliance. Seller acknowledges that the SLOT Purchaser is entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Tenneco Automotive Entities. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the SLOT Agent or Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of each of the Tenneco Automotive Entities and not just a division of any of the Tenneco Automotive Entities. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein:
                    (A) Seller will at all times have a board of directors consisting of at least two members, at least one member of which is an Independent Director, and shall compensate the Independent Director from its own funds;
                    (B) Seller will maintain its own telephone number, stationery, and other business forms separate from those of any other Person (including each Tenneco Automotive Entity) and will conduct business in its own name except that, as a general matter, Obligors will not be informed in the first instance that Tenneco Operating is acting on behalf of Seller as servicer;
                    (C) Seller will conduct its business at an office separate from the offices of the Originators (which however, may be within the premises of and leased (at a fair market rent) from a Tenneco Automotive Entity in which case such office will be clearly identified (by signage or otherwise));
                    (D) Seller will require that any consolidated financial statements of the Tenneco Automotive Entities that include Seller will contain a footnote to the effect that the Originators have sold the Receivable Assets to Seller, which is a separate legal entity and which has then entered into this Agreement. Separate unaudited balance sheets and statements of income and cash flows (with no footnote disclosures) will also be prepared for Seller. In addition to the aforementioned footnote to any consolidated financial statement, Seller will take (or require the Originators to take) certain actions to disclose publicly Seller’s separate existence and the transactions, including, without limitation, through the filing of UCC financing statements. Seller will not conceal or permit the Originators to conceal from any interested party any transfers contemplated by the Transaction Documents, although Obligors will not be affirmatively informed in the first instance of the transfer of their obligations;

                    (E) Seller will ensure that any allocations of direct, indirect or overhead expenses for items shared between Seller and any Tenneco Automotive Entity that are not included as part of the Servicing Fee under (and as defined in) the First Lien Receivables Purchase Agreement) will be made among such entities to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;
                    (F) Except as provided in paragraph (E) above regarding the allocation of certain shared overhead items, Seller will pay its own operating expenses and liabilities from its own funds;
                    (G) Seller will ensure that each of the Tenneco Automotive Entities, on the one hand, and Seller, on the other hand, maintain its assets and liabilities in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify Seller’s individual assets and liabilities from those of the other or from those of any other person or entity. Except as set forth below, Seller will maintain its own books of account and corporate records separate from the Tenneco Automotive Entities. Seller will not commingle or pool its funds (or other assets) or liabilities with those of any except as specifically provided in this Agreement with respect to the temporary commingling of collections of the Receivable Assets and except with respect to Servicer’s retention of Records pertaining to the Receivable Assets. Seller will not maintain joint bank accounts or other depository accounts to which any Tenneco Automotive Entity (other than solely in their capacity as Servicer or, as applicable, a permitted designee of Servicer) has independent access;
                    (H) Seller will strictly observe, and will require each of the Tenneco Automotive Entities to strictly observe, corporate formalities, including with respect to its dealings with each other, and will do all things reasonably necessary to ensure that no transfer of assets between any Originator, on the one hand, and Seller, on the other hand, is made without adherence to corporate formalities;
                    (I) All distributions made by Seller to Tenneco Operating as its sole shareholder shall be made in accordance with applicable law;
                    (J) Seller will not enter into any transaction with any of the Tenneco Automotive Entities, even if permitted (although not expressly provided for in) the Transaction Documents, unless such transaction is fair and equitable to Seller, on the one hand, and such Tenneco Automotive Entity on the other hand, and is of the type of transaction that would be entered into by a prudent Person in the position of Seller vis à vis such Tenneco Automotive Entity and that is on terms that are at least favorable as may be obtained from a Person who is not Tenneco Automotive Entity;
                    (K) Seller will (1) comply in all material respects with its certificate of incorporation and by-laws, (2) operate its business and activities such that: (A) it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions authorized by this Agreement and the Receivables Sale Agreement; and (B) it does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement, (iii) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the related Originator thereunder for the purchase of Receivables under the Receivables Sale Agreement, (iv) the incurrence of obligations under the First Lien Receivables Purchase Agreement, and (v) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement; and
                    (L) Seller will maintain its corporate charter in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its certificate or articles of incorporation or by-laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement; and (2) for so long as this Agreement is in effect, its certificate or articles of incorporation, (x) contains a definition of “Independent Director” identical to the definition of such term contained in the First Lien Receivables Purchase Agreement, (y) provides for not less than ten (10) days’ prior written notice to the secured creditors of the Seller (which notice requirement, for purposes of all the Transaction Documents, shall be satisfied if such prior written notice is delivered to the SLOT Agent) of the replacement or appointment of any director that is to serve or is then serving as an Independent Director for purposes of this Agreement, which notice shall contain a certification by an Authorized Officer of the Seller that the designated Person satisfies the criteria set forth in the definition of “Independent Director” contained in the First Lien Receivables Purchase Agreement and (z) requires as a condition precedent to giving effect to such replacement or appointment that the Seller shall have received written acknowledgement from such creditors that in their reasonable judgment the designated Person satisfies the criteria set forth in the definition of “Independent Director” contained herein (which acknowledgement shall not be unreasonably withheld and shall be promptly provided after receipt of notice by the SLOT Agent from the Seller and, for purposes of all the Transaction Documents, shall be satisfied if such acknowledgement is received by the Seller from the SLOT Agent).
          (j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the SLOT Agent, the SLOT Purchaser, the First Lien Agent and the First Lien Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except, subject to the Intercreditor Agreement, to the First Lien Agent as contemplated by the First Lien Receivables Purchase Agreement or the SLOT Agent as contemplated by this Agreement.

          (k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and, in each case, for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the SLOT Agent or the SLOT Purchaser.
          (l) Payment to the Applicable Originator. With respect to any Receivable purchased by Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the applicable Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.
     Section 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate SLOT Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:
          (a) Name Change, Offices and Records. Such Seller Party will not (i) change its name, identity or corporate structure (within the meaning of Article 9 of any applicable enactment of the UCC) or at any time while the location of its chief executive office is relevant to perfection of any interest in the Receivables, relocate its chief executive office or (ii) change any office where Records are kept, unless it shall have: (A) given the SLOT Agent at least forty-five (45) days’ prior written notice thereof and (B) delivered to the SLOT Agent all financing statements, instruments and other documents requested by the SLOT Agent in connection with such change or relocation.
          (b) Change in Payment Instructions to Obligors. Except as may be required by the SLOT Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the SLOT Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.
          (c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, without the SLOT Agent’s consent, make any change to the Credit and Collection Policy that could reasonably be expected to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Servicer will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

          (d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the SLOT Agent and the SLOT Purchaser provided for herein and the First Lien Adverse Claims), and Seller will defend the right, title and interest of the SLOT Agent and the SLOT Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.
          (e) Net Receivables Balance; Aggregate SLOT Interests. At no time prior to the Amortization Date shall Seller permit (i) the Net Receivables Balance to be less than an amount equal to the sum of (A) the Aggregate Capital plus (B) the Aggregate Reserves, or (ii) the aggregate SLOT Interests to exceed 100%.
          (f) Termination Date Determination. Seller will not designate the “Termination Date” (as such term is defined in any Receivables Sale Agreement), or send any written notice to the Originators in respect thereof, without the prior written consent of the SLOT Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of any Receivables Sale Agreement.
          (g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to maintain the Required Capital Amount.
          (h) Amendments to First Lien Transaction Documents. Seller will not amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the First Lien Transaction Documents except for amendments, modifications and other changes expressly permitted by the Intercreditor Agreement.
ARTICLE VIII.
ADMINISTRATION AND COLLECTION
     Section 8.1 Designation of Servicer. The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer") so designated from time to time in accordance with this Section 8.1. Tenneco Operating is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. Subject to the terms of the Intercreditor Agreement, following a Discharge of the First Lien Obligations, the SLOT Agent may at any time when an Amortization Event has occurred and is continuing designate as Servicer any Person to succeed Tenneco Operating or any successor Servicer.

     Section 8.2 Duties of Servicer.
          (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.
          (b) The Servicer will instruct Seller or Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI to the First Lien Receivables Purchase Agreement with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances.
          (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the SLOT Purchaser their respective shares of the Collections in accordance with Article II. Subject to the Intercreditor Agreement, the Servicer shall, upon the request of the SLOT Agent after the occurrence and during the continuance of an Amortization Event, segregate, in a manner acceptable to the SLOT Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the SLOT Agent such allocable share of Collections of Receivables set aside for the SLOT Purchaser as soon as possible, but no later than two (2) Business Days following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.
          (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the SLOT Agent or the SLOT Purchaser under this Agreement. Notwithstanding anything to the contrary contained herein at any time that an Amortization Event has occurred and is continuing, the SLOT Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.
          (e) The Servicer shall hold in trust for Seller and the SLOT Purchaser all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the SLOT Agent, deliver or make available to the SLOT Agent all such Records, at a place selected by the SLOT Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of the SLOT Purchaser, furnish to the SLOT Purchaser (promptly after any such request) a calculation of the amounts set aside for the SLOT Purchaser pursuant to Article II.
          (f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the SLOT Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
     Section 8.3 Collection Notices. Subject to the Intercreditor Agreement and after the Discharge of the First Lien Obligations, the SLOT Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the SLOT Agent for the benefit of the SLOT Purchaser, effective when the SLOT Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the SLOT Agent, and agrees that, subject to the Intercreditor Agreement and after the Discharge of the First Lien Obligations, the SLOT Agent shall be entitled after the occurrence and during the continuance of an Amortization Event to (i) endorse Seller’s and the applicable Originator’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the SLOT Agent rather than Seller. If an Originator identifies, to the satisfaction of the SLOT Agent, any remittances received in any Lock-Box or Collection Account as not constituting Collections or other proceeds of the Receivables and Related Security, the SLOT Agent shall promptly remit (or instruct the applicable Collection Bank to remit) such remittances to such Originator.
     Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the SLOT Agent and the SLOT Purchaser of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The SLOT Purchaser shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.
     Section 8.5 Portfolio Reports. The Servicer shall prepare and forward to the SLOT Agent (i) on or before each Monthly Reporting Date, a Monthly Report for the month then most recently ended, (ii) during each (A) Level Two Ratings Period and (B) Level Three Ratings Period, unless at any time during any such Level Three Ratings Period, the SLOT Agent shall have requested that Daily Reports be delivered pursuant to the immediately succeeding clause (iii) of this paragraph, on Monday of each week with respect to and as of the end of the immediately preceding calendar week, a Weekly Report, (iii) during each Level Three Ratings Period with respect to which the SLOT Agent shall have requested that Daily Reports be delivered pursuant to this clause (iii) of this paragraph, on each Daily Reporting Date with respect to and as of the preceding Business Day, a Daily Report and (iv) at such times as the

SLOT Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables. For purposes of this Section 8.5, if at any time, Tenneco Automotive’s long-term debt ratings fall within different categories and as a result thereof more than one Ratings Period then applies, the Ratings Period corresponding to the lower long-term debt rating shall control.
ARTICLE IX.
AMORTIZATION EVENTS
     Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:
          (a) Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due, and, except in the case of a payment of Capital, such failure shall continue for five (5) consecutive days after the date when due, provided that until the Discharge of the First Lien Obligations, any failure to make any payment or deposit hereunder after the Amortization Date (but only so long as no Amortization Event then exists other than pursuant to this clause (a)(i)) shall not constitute an Amortization Event under this Agreement,, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for ten (10) consecutive Business Days after notice from Buyer or any of its assigns.
          (b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.
          (c) The Performance Guarantor, any Seller Party or any of their respective Subsidiaries shall (i) default in making any payment of principal of any Indebtedness (including any Contingent Obligation but excluding the Indebtedness under the First Lien Receivables Purchase Agreement) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Indebtedness under the First Lien Receivables Purchase Agreement) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition related to any such Indebtedness (excluding the First Lien Receivables Purchase Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Contingent Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (c) shall not at any time constitute an Amortization Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (c) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which exceeds in the aggregate $50,000,000 for the Performance Guarantor and its Subsidiaries, taken as a whole.
          (d) (i) The Performance Guarantor, any Seller Party or any of their respective Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee or other similar official for it or any substantial part of its assets, or the Performance Guarantor, any Seller Party or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Performance Guarantor, any Seller Party or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Performance Guarantor, any Seller Party or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Performance Guarantor, any Seller Party or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Performance Guarantor, any Seller Party or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.
          (e) (x) Seller shall fail to comply with the terms of Section 2.6 hereof or (y) the “Purchaser Interests” under (and as defined in) the First Lien Receivables Purchase Agreement shall exceed 100% and such excess shall not have been eliminated as of the close of business on the immediately succeeding Business Day.
          (f) As at the end of any month:
               (i) the average of the Delinquency Ratio for each of the three (3) months then most recently ended shall exceed 3.00%,
               (ii) the average of the Loss-to-Liquidation Ratio for each of the three (3) months then most recently ended shall exceed 2.00%, or
               (iii) the average of the Dilution Ratio for each of the three (3) months then most recently ended shall exceed 4.00% for any three-month period.
          (g) A Change of Control shall occur.
          (h) (i) Seller or any Originator shall fail to observe any provision of such Originator’s Receivables Sale Agreement, or (ii) Seller or any Originator shall give up its rights under such Receivables Sale Agreement with regard to any failure of the type described in clause (i) hereof.
          (i) (x) The Consolidated Net Leverage Ratio (as defined in the Tenneco Credit Agreement) as at the last day of any period of four consecutive fiscal quarters of Tenneco Automotive ending with any fiscal quarter during any period set forth below shall exceed the ratio set forth below opposite use period:

Period	Consolidated Net Leverage Ratio
First Quarter 2010	5.50 to 1.00
Second Quarter 2010	5.00 to 1.00
Third Quarter 2010	4.75 to 1.00
Fourth Quarter 2010	4.50 to 1.00
First Quarter 2011	4.00 to 1.00
Second Quarter 2011	3.75 to 1.00
Third and Fourth Quarters 2011	3.50 to 1.00
Fiscal Year 2012 and thereafter	3.50 to 1.00
          or
          (y) The Consolidated Interest Coverage Ratio (as defined in the Tenneco Credit Agreement) for any period of four consecutive fiscal quarters of Tenneco Automotive ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Consolidated Interest Coverage Ratio
First Quarter 2010	2.00 to 1.00
Second Quarter 2010	2.25 to 1.00
Third Quarter 2010	2.30 to 1.00
Fourth Quarter 2010	2.35 to 1.00
First Quarter 2011	2.55 to 1.00
Second Quarter 2011	2.55 to 1.00
Third and Fourth Quarters 2011	2.55 to 1.00
Fiscal Year 2012 and thereafter	2.75 to 1.00
          (j) [Reserved].
          (k) One or more judgments or decrees shall be entered against any Seller Party or any of its Subsidiaries involving in the aggregate for the Seller Parties and their Subsidiaries a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.
          (l) The “Purchase Termination Date” under (and as defined in) any Receivables Sale Agreement shall occur or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under its Receivables Sale Agreement.

          (m) The “Amortization Date” shall have occurred under (and as defined in) the First Lien Receivables Purchase Agreement pursuant to clause (ii) or (iii) thereof.
          (n) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or the SLOT Agent for the benefit of the SLOT Purchaser shall cease to have a valid and perfected second priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.
          (o) Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.
          (p) Seller shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Intercreditor Agreement, or the Intercreditor Agreement shall cease to be effective or to be the legally valid, binding and enforceable obligation of the parties thereto, or the Seller shall directly or indirectly contest in any manner the effectiveness, validity, binding nature or enforceability of the Intercreditor Agreement.
          (q) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the SLOT Agent in accordance with Section 7.1(b)(vii) of this Agreement or without the written acknowledgement by the SLOT Agent that in their reasonable judgment such Person satisfies the criteria set forth in the definition of “Independent Director” contained herein.
     Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event and, in each case, subject to the Intercreditor Agreement, the SLOT Agent may, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate SLOT Unpaids outstanding at such time in lieu of any Yield that would otherwise be accruing on such Aggregate SLOT Unpaids, (iv) if it has not already done so, deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the SLOT Purchaser’s interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the SLOT Agent and the SLOT Purchaser, otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.
INDEMNIFICATION
     Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that the SLOT Agent or the SLOT Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and subject to the Intercreditor Agreement, pay upon demand to) each of the SLOT Agent and the SLOT Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the SLOT Agent or the SLOT Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the SLOT Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder, excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):
          (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
          (b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
          (c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the SLOT Purchaser of SLOT Interests as a loan or loans by the SLOT Purchaser to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;
provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the SLOT Purchaser to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the SLOT Agent and the SLOT Purchaser for Indemnified Amounts relating to or resulting from:
               (i) any representation or warranty made by any Seller Party, any Originator (or any officers of any such Person) or the Performance Guarantor under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any respect when made or deemed made;

               (ii) the failure by Seller, the Servicer, any Originator or the Performance Guarantor to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
               (iii) any failure of Seller, the Servicer, any Originator or the Performance Guarantor to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
               (iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
               (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
               (vi) the commingling of Collections of Receivables at any time with other funds;
               (vii) the Transaction Documents, the transactions contemplated thereby, the use of the proceeds of an Incremental SLOT Purchase or a Reinvestment, the ownership of the SLOT Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
               (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
               (ix) any Amortization Event described in Section 9.1(d);
               (x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the applicable Originator, free and clear of any Adverse Claim (other Adverse Claims created under the Transaction Documents and the First Lien Adverse Claims); or any failure of Seller to give reasonably equivalent value to such Originator under the applicable Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
               (xi) any failure to vest and maintain vested in the SLOT Agent for the benefit of the SLOT Purchaser, or to transfer to the SLOT Agent for the benefit of the SLOT Purchaser, legal and equitable title to, and ownership of, a second priority perfected undivided percentage ownership interest (to the extent of the SLOT Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except for Adverse Claims created by the Transaction Documents and First Lien Adverse Claims);
               (xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental SLOT Purchase or Reinvestment or at any subsequent time;
               (xiii) any action or omission by any Seller Party which reduces or impairs the rights of the SLOT Agent or the SLOT Purchaser with respect to any Receivable or the value of any such Receivable;
               (xiv) any attempt by any Person to void any Incremental SLOT Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and
               (xv) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.
     Section 10.2 Increased Cost and Reduced Return If any Regulatory Change, except for changes in the rate of tax on the overall net income of the SLOT Purchaser or Affected Entity or taxes excluded by Section 10.1, (i) subjects the SLOT Purchaser or any Affected Entity to any charge or withholding on or with respect to this Agreement or the SLOT Purchaser’s or an Affected Entity’s obligations under this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to the SLOT Purchaser or any Affected Entity of any amounts payable under this Agreement or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of an Affected Entity or the SLOT Purchaser, or credit extended by an Affected Entity or the SLOT Purchaser pursuant to this Agreement or (iii) imposes any other condition affecting this Agreement and the result of any of the foregoing is to increase the cost to an Affected Entity or the SLOT Purchaser of performing its obligations under this Agreement, or to reduce the rate of return on an Affected Entity’s or the SLOT Purchaser’s capital as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity or the SLOT Purchaser under this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it then, subject to the Intercreditor Agreement, on the forty-fifth (45th) day after demand by the SLOT Agent for the period of up to ninety (90) days prior to the date on which such demand was made, Seller shall pay to the SLOT Agent, for the benefit of the relevant Affected Entity or the SLOT Purchaser, such amounts charged to such Affected Entity or the SLOT Purchaser or such amounts to otherwise compensate such Affected Entity or the SLOT Agent for such increased cost or such reduction; provided that in determining such amount, the SLOT Agent will reasonably apportion such costs among Seller and the SLOT Agent’s other customers with similarly-impacted receivables purchase or credit facilities. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency made or issued after the date hereof, or (iii) the compliance after the date hereof, by any Affected Entity or the SLOT Purchaser with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency.
          (b) A certificate of the SLOT Purchaser or Affected Entity setting forth in reasonable detail the amount or amounts payable to the SLOT Agent or Affected Entity pursuant to paragraph (a) of this Section 10.2 and explaining the manner in which such amount was determined shall be delivered to the Seller and shall be conclusive absent manifest error. The Seller shall pay the SLOT Agent or Affected Entity the amount as due on any such certificate on the next Settlement Date following receipt of such notice.
     Section 10.3 Other Costs and Expenses. Subject to the Intercreditor Agreement, Seller shall pay to the SLOT Agent on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, amendment, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of the SLOT Agent’s auditors auditing the books to the extent permitted under Section 7.1(d), records and procedures of Seller, reasonable fees and out-of-pocket expenses of a legal counsel for the SLOT Agent (which such counsel may be employees of the SLOT Purchaser or the SLOT Agent) with respect thereto and with respect to advising the SLOT Agent as to its respective rights and remedies under this Agreement. Seller shall pay to the SLOT Agent on demand any and all reasonable costs and expenses of the SLOT Agent and the SLOT Purchaser, if any, including reasonable counsel fees and expenses of a common legal counsel, or if such common legal counsel determines that it cannot continue representation due to a business or ethical conflict and Wells Fargo or an Affiliate thereof ceases to be the SLOT Agent or, if Wells Fargo or an Affiliate thereof is the SLOT Agent, the SLOT Purchaser is an entity other than or in addition to Wells Fargo or an Affiliate thereof, separate legal counsel for the SLOT Agent, in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.
THE SLOT AGENT
     Section 11.1 Appointment.
          (a) The SLOT Purchaser hereby irrevocably designates and appoints Wells Fargo as SLOT Agent hereunder and under the other Transaction Documents to which the SLOT Agent is a party, and authorizes the SLOT Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the SLOT Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the SLOT Agent shall not have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the SLOT Agent shall be read into any Transaction Document or otherwise exist against the SLOT Agent.
          (b) The provisions of this Article XI are solely for the benefit of the SLOT Agent and the SLOT Purchaser, and neither the Seller nor the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which the SLOT Agent or SLOT Purchaser may have to either the Seller or the Servicer under the other provisions of this Agreement. This Article XI is intended solely to govern the relationship between the SLOT Agent, on the one hand, and the SLOT Purchaser, on the other.
          (c) In performing its functions and duties hereunder, the SLOT Agent shall act solely as the agent of the SLOT Purchaser and does not assume and shall not be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer or any of their respective successors and assigns.
     Section 11.2 Delegation of Duties. The SLOT Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The SLOT Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 11.3 Exculpatory Provisions. Neither the SLOT Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with this Agreement (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the SLOT Purchaser for any recitals, statements, representations or warranties made by the Seller contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either the Seller or the Servicer to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to the SLOT Agent. The SLOT Agent shall not be under any obligation to the SLOT Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Seller or the Servicer.
     Section 11.4 Reliance by SLOT Agent. As between the SLOT Agent and the SLOT Purchaser:
          (a) The SLOT Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller or the Servicer), independent accountants and other experts selected by the SLOT Agent. The SLOT Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of such of the SLOT Purchaser, as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction by the SLOT Purchaser against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.
          (b) Any action taken by the SLOT Agent in accordance with Section 11.4(a) shall be binding upon the SLOT Purchaser.
     Section 11.5 Notice of Seller Defaults. The SLOT Agent shall not be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless the SLOT Agent has received notice from the SLOT Purchaser, the Seller or the Servicer referring to this Agreement, stating that a Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that the SLOT Agent receives such a notice, it shall promptly give notice thereof to the SLOT Purchaser. The SLOT Agent may exercise any rights and remedies provided to the SLOT Agent under the Transaction Documents or at law or equity with respect to such Amortization Event or Potential Amortization Event, provided that the SLOT Agent is indemnified to its satisfaction by the SLOT Purchaser against any and all liability, cost and expense which may be incurred by it by reason of such exercise of rights and remedies and/or taking any such action.
     Section 11.6 Non-Reliance on the SLOT Purchaser. The SLOT Purchaser expressly acknowledges that neither the SLOT Agent, nor any of the SLOT Agent’s respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the SLOT Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, the Servicer or the Originators, shall be deemed to constitute any representation or warranty by the SLOT Agent. The SLOT Purchaser also represents and warrants to the SLOT Agent that it has, independently and without reliance upon any other Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Servicer and the Originators and made its own decision to enter into this Agreement. The SLOT Purchaser also represents that it will, independently and without reliance upon the SLOT Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller, the Servicer and the Originators. The SLOT Agent, the SLOT Purchaser and their respective Affiliates, shall have no duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller, the Servicer and the Originators which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates, except that the SLOT Agent shall promptly distribute to the SLOT Purchaser, copies of financial and other information expressly provided to it by either of the Seller or the Servicer pursuant to this Agreement.
     Section 11.7 Indemnification of the SLOT Agent. The SLOT Purchaser hereby agrees to indemnify (a) the SLOT Agent, and (b) the officers, directors, employees, representatives and agents of the SLOT Agent (to the extent not reimbursed by the Seller or the Servicer and without limiting the obligation of the Seller or the Servicer to do so), ratably in accordance with their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the SLOT Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the SLOT Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the SLOT Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the SLOT Agent or such Person as finally determined by a court of competent jurisdiction).
     Section 11.8 SLOT Agent in its Individual Capacity. The SLOT Agent in its individual capacity and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller, the Servicer, the Originators and their Affiliates as though the SLOT Agent were not the SLOT Agent hereunder.
     Section 11.9 UCC Filings. The SLOT Purchaser hereby expressly recognizes and agrees that the SLOT Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect its interests in the Receivables, the Collections, each Collection Account and all Related Security, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the SLOT Purchaser and that such listing will not affect in any way the status of the SLOT Purchaser as the true party in interest with respect to the collateral covered thereby. In addition, such listing shall impose no duties on the

SLOT Agent other than those expressly and specifically undertaken in accordance with this Article XI.
     Section 11.10 Successor SLOT Agent. If the SLOT Agent or its holding company is merged with or into any other Person, the SLOT Agent may, upon five days’ notice to the Seller, assign its rights and obligations hereunder to the survivor of such merger or any of its bank Affiliates. After the effectiveness of the assigning SLOT Agent’s assignment hereunder, the assigning SLOT Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the SLOT Agent under this Agreement and under the other Transaction Documents.
     Section 11.11 Intercreditor Agreement. The SLOT Purchaser hereby acknowledges and consents to the terms and conditions set forth in the Intercreditor Agreement and instructs and directs the SLOT Agent to execute the Intercreditor Agreement.
ARTICLE XII.
ASSIGNMENTS; PARTICIPATIONS
     Section 12.1 Assignments.
          (a) Each of the Seller Parties hereby consents to the complete or partial assignment by Wells Fargo to any “Committed Purchaser” party to and as defined in the First Lien Receivables Purchase Agreement of all or any portion of its rights and obligations hereunder. Upon each such assignment pursuant to this Section 12.1(a), Wells Fargo shall be released from its obligations so assigned. Further, each of the other parties hereby agrees that any assignee of Wells Fargo of this Agreement or all or any of its SLOT Interests shall have all of the rights and benefits under this Agreement as if references to “Wells Fargo” or the “SLOT Purchaser” explicitly referred to such assignee, and no such assignment shall in any way impair the rights and benefits of Wells Fargo hereunder. Neither of the Seller Parties nor (except as set forth in Section 11.10) the SLOT Agent shall have the right to assign its rights or obligations under this Agreement.
          Section 12.2 Participations. The SLOT Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in the SLOT Interests or any other interest of the SLOT Purchaser hereunder. Notwithstanding any such sale by the SLOT Purchaser of a participating interest to a Participant, the SLOT Purchaser’s rights and obligations under this Agreement shall remain unchanged, the SLOT Purchaser shall remain solely responsible for the performance of its obligations hereunder, and the Seller Party and the SLOT Agent shall continue to deal solely and directly with the SLOT Purchaser in connection with the SLOT Purchaser’s rights and obligations under this Agreement. The SLOT Purchaser agrees that any agreement between the SLOT Purchaser and any such Participant in respect of such participating interest shall not restrict the SLOT Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification (A) that would extend the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component of Yield), (C) reduce any fee payable to or for the benefit of the SLOT Purchaser, (D) except pursuant to Article XII hereof, change the amount of the Capital or Commitment of the SLOT Purchaser, (E) amend, modify or waive any provision of this Section 12.2, (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Minimum Receivable Amount” or any component thereof, or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses.
ARTICLE XIII.
[RESERVED]
ARTICLE XIV.
MISCELLANEOUS
     Section 14.1 Waivers and Amendments.
          (a) No failure or delay on the part of the SLOT Agent or the SLOT Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each of the parties hereto in accordance with the provisions of the Intercreditor Agreement.
          Section 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the SLOT Agent to effect purchases based on telephonic notices made by any Person whom the SLOT Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the SLOT Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the SLOT Agent, the records of the SLOT Agent shall govern absent manifest error.
     Section 14.3 [Reserved].

     Section 14.4 Protection of Ownership Interests of the SLOT Purchaser.
          (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the SLOT Agent may request, to perfect, protect or more fully evidence the SLOT Interests, or to enable the SLOT Agent or the SLOT Purchaser to exercise and enforce their rights and remedies hereunder. At any time when an Amortization Event has occurred and is continuing, the SLOT Agent may, or the SLOT Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the SLOT Purchaser under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the SLOT Agent or its designee. Seller or the Servicer (as applicable) shall, at the SLOT Purchaser’s request, withhold the identity of the SLOT Purchaser in any such notification.
          (b) If any Seller Party fails to perform any of its obligations hereunder, the SLOT Agent may (but shall not be required to) perform, or cause performance of, such obligations, and the SLOT Agent’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the SLOT Agent at any time and from time to time in the sole discretion of the SLOT Agent, and appoints the SLOT Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor (if required) and to file financing statements necessary or desirable in the SLOT Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the SLOT Purchaser in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the SLOT Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the SLOT Purchaser in the Receivables. This appointment is coupled with an interest and is irrevocable. Each of the Seller Parties hereby (A) authorizes the SLOT Agent to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of such Seller Party, in such form and in such offices as the SLOT Agent reasonably determines appropriate to perfect or maintain the perfection of the security interest of the Agent hereunder, (B) acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document, and (C) approves, authorizes and ratifies any filings or recordings made by or on behalf of the SLOT Agent in connection with the perfection of the security interest in favor of Seller or the SLOT Agent.
     Section 14.5 Confidentiality.
          (a) Each Seller Party and the SLOT Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the SLOT Agent and its businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and the SLOT Purchaser and its officers and employees may disclose such information to such Seller Party’s and the SLOT Agent’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.
          (b) Each of the SLOT Agent and the SLOT Purchaser agrees to keep confidential all non-public information provided to it by either Seller Party pursuant to this Agreement that is designated by such Seller Party as confidential.
          (c) Each of the Seller Parties, the SLOT Agent and the SLOT Purchaser hereby consents to the disclosure of any nonpublic information with respect to it (i) to Performance Guarantor, the SLOT Agent and the SLOT Purchaser, (ii) to any Person to whom disclosure is permitted under Section 14.15 of the First Lien Receivables Purchase and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person is informed of the confidential nature of such information. In addition, the SLOT Purchaser and the SLOT Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
     Section 14.6 [Reserved].
     Section 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the SLOT Agent or the SLOT Purchaser, no claim may be made by any Seller Party or any other Person against the SLOT Agent or the SLOT Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.
     Section 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE SLOT AGENT OR THE SLOT PURCHASER TO BRING PROCEEDINGS

AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE SLOT AGENT OR THE SLOT PURCHASER OR ANY AFFILIATE OF THE SLOT AGENT OR THE SLOT PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.
     Section 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     Section 14.11 Integration; Binding Effect; Survival of Terms.
          (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.
     Section 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
     Section 14.13 Characterization.
          (a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of an interest in the applicable SLOT Interest. Except as specifically provided in this Agreement, each sale of a SLOT Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to the SLOT Purchaser and the SLOT Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by the SLOT Purchaser or SLOT Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.
          (b) In addition to any ownership interest which the SLOT Agent may from time to time acquire pursuant hereto, Seller hereby grants to the SLOT Agent for the ratable benefit of the SLOT Purchaser, a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate SLOT Unpaids. The SLOT Agent and the SLOT Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
          (c) If, notwithstanding the intention of the parties expressed above, any sale or transfer by Seller hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. In the case of any Recharacterization, the Seller represents and warrants that each remittance of Collections to the SLOT Agent or the SLOT Purchaser hereunder will have been (i) in payment of a debt incurred in the ordinary course of business or financial affairs and (ii) made in the ordinary course of business or financial affairs.
     Section 14.14 Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, the SLOT Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any SLOT Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of the SLOT Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller or the SLOT Agent; provided that no such pledge or grant of a security interest shall release the SLOT Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for the SLOT Purchaser as a party hereto.
     Section 14.15 Intercreditor Agreement(a) . Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Agent hereunder are subject to the provisions of the Intercreditor Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or signatories as of the date hereof.

TENNECO AUTOMOTIVE RSA COMPANY, a Delaware corporation
By:
Name:
Title:

Address:	500 North Field Drive
Lake Forest, IL 60045

	Attention:	John E. Kunz
	Phone:	(847) 482-5163
	Fax:	(847) 482-5125
TENNECO AUTOMOTIVE OPERATING COMPANY INC.,
a Delaware corporation

By:
Name:
Title:

Address:	500 North Field Drive
Lake Forest, IL 60045

	Attention:	John E. Kunz
	Phone:	(847) 482-5163
	Fax:	(847) 482-5125

WELLS FARGO BANK, N.A., individually and as SLOT Agent

By:
Name:
Title:

Address:	Wells Fargo Bank, N.A.
6 Concourse Parkway, Suite 1450
Atlanta, Georgia 30328
Attn: Eero Maki
Fax: (404) 732-0801

EXHIBIT I
DEFINITIONS
          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accrual Period” means each calendar month.
          “Adjusted Overconcentration Amount” means, at any time, the aggregate for all Obligors of the sum, with respect to each Obligor, of the excess, if any, of (a) the aggregate Outstanding Balance of all Eligible Receivables of such Obligor and its Affiliates, after subtracting the Pass-Through Reserve, the Warranty Reserve and the Price Give-Back Accrual, in each case, allocated to the Receivables of such Obligor and its Affiliates, if any, over (b) the Adjusted Concentration Limit for such Obligor and its Affiliates.
          “Adjusted Concentration Limit” means, at any time, for any Obligor, 10.0% of the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual.
          “Adjusted Net Receivables Balance” means, at any time, the result of (a) the aggregate Outstanding Balance of all Eligible Receivables, minus (b) the Adjusted Overconcentration Amount, minus (c) the Pass-Through Reserve at such time, minus (d) the Warranty Reserve at such time, minus (e) Price Give-Back Accrual at such time minus (f) the Sales-Promotion Reserve; provided, however, that the sum of the Pass-Through Reserve, the Price Give-Back Accrual, the Warranty Reserve, the Sales-Promotion Reserve and the Adjusted Overconcentration Amount attributable to any Obligor shall not exceed the aggregate Outstanding Balance of all Eligible Receivables for such Obligor included in the calculation of the Adjusted Net Receivables Balance.
          “Advance Ineligibles” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Adverse Claim” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Affected Entity” means any bank holding company in respect of the SLOT Purchaser.
          “Affiliate” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Aggregate Capital” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Aggregate Reserves” means, on any date of determination, the sum of the Loss Reserve, the Dilution Reserve and the Servicer Reserve.

          “Aggregate SLOT Capital” means, on any date of determination, the aggregate amount of SLOT Capital of all SLOT Interests outstanding on such date.
          “Aggregate SLOT Reduction” has the meaning specified in Section 1.3.
          “Aggregate SLOT Unpaids” means, at any time, an amount equal to the sum of all Aggregate SLOT Capital plus all accrued and unpaid Recourse Obligations (whether due or accrued) at such time.
          “Agreement” means this SLOT Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
          “Alternate Base Rate” means a rate per annum equal to the sum of (a) the greatest of (i) the prime rate of interest announced from time to time by Wells Fargo or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes, (ii) the Federal Funds Effective Rate plus 0.50%, and (iii) the one-month “Eurodollar Rate” for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page), plus (b) the Applicable Margin.
          “Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the SLOT Agent following the occurrence of any other Amortization Event, and (iv) the date which is thirty (30) Business Days after the SLOT Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.
          “Amortization Event” has the meaning specified in Article IX.
          “Applicable Margin” has the meaning specified in the SLOT Fee Letter.
          “Assignment Agreement” has the meaning set forth in Section 12.1(b).
          “Authorized Officer” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois, and, if the applicable Business Day relates to any computation or payment to be made with respect to LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.
          “Calculated SLOT Amount” means, on any date of determination, the sum of (i) the Canadian Advance Amount, (ii) the Extra Special Concentration Amount, and (iii) the Surplus Required Reserve Amount.
          “Canadian Advance Amount” means 70% of the amount reported under the First Lien Receivables Purchase Agreement as being ineligible as a result of being denominated in

Canadian dollars (excluding the portion thereof for which the Obligor is General Motors Company or one of its Affiliates).
          “Capital Stock” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Change of Control” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Charged-Off Receivable” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Collection Account” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Collection Account Agreement” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Collection Bank” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Collection Notice” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Collections” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Commitment” means the commitment of the SLOT Purchaser to purchase interest in SLOT Interests from Seller in an amount not to exceed in the aggregate, the amount set forth opposite its name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof .
          “Concentration Limit” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Contingent Obligation” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Contract” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Credit and Collection Policy” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Daily Report” means a “Daily Report” means as defined in the First Lien Receivables Purchase Agreement, furnished by the Servicer to the SLOT Agent pursuant to Section 8.5.

          “Daily Reporting Date” means (i) each Business Day on which Aggregate SLOT Capital is greater than zero as of the end of such Business Day or (ii) each of the two (2) Business Days immediately prior to the date upon which there is an Incremental SLOT Purchase, regardless of whether Aggregate SLOT Capital is greater than zero.
          “Deemed Collections” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate SLOT Unpaids, an amount equal to the greater of (i) $1,000 and (ii) interest on any such unpaid Aggregate SLOT Unpaids at a rate per annum equal to 2% above the Alternate Base Rate.
          “Default Ratio” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Delinquency Ratio” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Delinquent Receivable” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Dilution Ratio” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Dilution Reserve” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Dilutions” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Discharge of First Lien Obligations” has the meaning set forth in the Intercreditor Agreement.
          “Discount Rate” means (a) LMIR or (b) solely if LMIR is unavailable, the Alternate Base Rate.
          “Eligible Receivable” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Exchange Act” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Extra Special Concentration Amount” means, on any date of determination, for each of the following Obligors, the excess, if any, of (a) the product of (i) the percentage for such Obligor and its Affiliates set forth in the table below (the “Extra Special Concentration Limit”) and (ii) (A) for each of General Motors Company and its Affiliates and Ford Motor Company and its Affiliates, the aggregate Outstanding Balance of all Eligible Receivables, (B) for

Advance Stores Company, Inc. and its Affiliates, the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve, the Advance Ineligibles and the Price Give Back Accrual, and (C) for all other listed Obligors and their Affiliates, the aggregate Outstanding Balance of all Eligible Receivables minus the sum of the Pass Through Reserve, the Warranty Reserve, the Sales Promotion Reserve and the Price Give Back Accrual, over (b) the “Overconcentration Amount” under (and as defined in) the First Lien Receivables Purchase Agreement for such Obligor as determined under the First Lien Receivables Purchase Agreement:

Extra Special
Obligor	Concentration Limit
General Motors Company and Affiliates	7.0%

Ford Motor Company and Affiliates	7.0%

Genuine Auto Parts (NAPA) and Affiliates	8.0%

Advance Stores Company, Inc. and Affiliates	8.0%

Ozark Motor Lines and Affiliates	5.5%
In the event the SLOT Agent changes its view of the credit risk of any such Obligor as a result of events or developments occurring after the date of this Agreement, the SLOT Agent may, upon not less than 10 Business Days’ notice to the Seller, reduce any Extra Special Concentration Limit but not to a limit lower than the applicable “Special Concentration Limit” under (and as defined in) the First Lien Receivables Purchase Agreement.
          “Facility Termination Date” means the earlier to occur of (i) the SLOT Termination Date and (ii) the Amortization Date.
          “Federal Bankruptcy Code” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the SLOT Agent from three federal funds brokers of recognized standing selected by it.
          “Finance Charges” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “First Lien Adverse Claims” means any Adverse Claims granted in favor of the First Lien Agent pursuant to the First Lien Receivables Purchase Agreement that are subject to the terms of the Intercreditor Agreement.
          “First Lien Agent” shall mean JPMorgan, in its capacity as “Administrative Agent” under the First Lien Receivables Purchase Agreement, and any successor “Administrative Agent” thereunder.
          “First Lien Purchasers” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “First Lien Receivables Purchase Agreement” shall mean that certain Third Amended and Restated Receivables Purchase Agreement, dated as of March 26, 2010, by and among Tenneco Automotive RSA Company, the “Purchasers” and “Co-Agents” from time to time party thereto, and the First Lien Agent, as amended, restated, supplemented or otherwise modified as expressly permitted under the Intercreditor Agreement.
          “First Lien Transaction Documents” shall mean the First Lien Receivables Purchase Agreement and all other “Transaction Documents” (as defined in the First Lien Receivables Purchase Agreement).
          “GAAP” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Incremental SLOT Purchase” means a purchase of one or more SLOT Interests which increases the total outstanding Aggregate SLOT Capital hereunder.
          “Indebtedness” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Independent Director” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Intercreditor Agreement” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “JPMorgan Chase” means JPMorgan Chase Bank, N.A. in its individual capacity and its successors.
          “Level Two Ratings Period” has the meaning specified in the First Lien Receivables Purchase Agreement.

          “Level Three Ratings Period” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “LMIR” means, for any day, the sum of (a) the three-month “Eurodollar Rate” for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page), plus (b) the Applicable Margin.
          “Lock-Box” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Loss Reserve” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Loss-to-Liquidation Ratio” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Material Adverse Effect” means a material adverse effect on (i) the business, property, operations or condition (financial or otherwise) of Performance Guarantor and its Subsidiaries, taken as a whole, or of either Seller Party, (ii) the ability of either Seller Party to perform its obligations under this Agreement or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the SLOT Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of the Receivables generally or of any material portion of the Receivables.
          “Maximum SLOT Amount” means, on any date of determination, an amount equal to the excess (if any) of (a) the product of (i) 75% and (ii) the Adjusted Net Receivables Balance, over (b) the “Aggregate Capital” outstanding under the First Lien Receivables Purchase Agreement.
          “Minimum Receivables Amount” means, on any date of determination, the least of (i) the SLOT Purchase Limit, (ii) the Calculated SLOT Amount and (iii) the Maximum SLOT Amount.
          “Monthly Payment Date” means two (2) Business Days after the Monthly Reporting Date.
          “Monthly Report” means a “Monthly Report” as defined in the First Lien Receivables Purchase Agreement, furnished by the Servicer to the SLOT Agent pursuant to Section 8.5.
          “Monthly Reporting Date” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Net Receivables Balance” has the meaning specified in the First Lien Receivables Purchase Agreement.

          “Obligor” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Originator” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Outstanding Balance” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Participant” has the meaning set forth in Section 12.2.
          “Pass-Through Reserve” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Performance Guarantor” means Tenneco Automotive.
          “Performance Undertaking” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Person” means has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.
          “Price Give-Back Accrual” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Proposed SLOT Reduction Date” has the meaning set forth in Section 1.3.
          “Receivable” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Receivables Sale Agreement” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Records” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Recourse Obligations” shall have the meaning set forth in Section 2.1.
          “Regulatory Change” has the meaning set forth in Section 10.2(a).
          “Reinvestment” has the meaning set forth in Section 2.2.
          “Related Security” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Required Capital Amount” means $30,000,000.

          “Restricted Junior Payment” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Sales Promotion Reserve” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Seller” has the meaning set forth in the preamble to this Agreement.
          “Seller Parties” has the meaning set forth in the preamble to this Agreement.
          “Servicer” means at any time the Person (which may be the SLOT Agent or the First Lien Agent) then authorized pursuant to Article VIII of the First Lien Receivables Purchase Agreement or, after Discharge of the First Lien Obligations, of this Agreement to service, administer and collect Receivables.
          “Servicer Reserve” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Settlement Date” means (A) the Business Day following receipt of each Daily Report or Weekly Report (as applicable), (B) each Monthly Payment Date, and (C) the Business Day on which any Recourse Obligation under this Agreement or under (and is defined in) the First Lien Receivables Purchase Agreement is not paid when due.
          “Settlement Report” means a Daily Report, a Weekly Report or a Monthly Report.
          “SLOT Agent” has the meaning set forth in the preamble to this Agreement.
          “SLOT Capital” of any SLOT Interest means, at any time, (A) the SLOT Purchase Price of such SLOT Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the SLOT Agent which in each case are applied to reduce such SLOT Capital in accordance with the terms and conditions of this Agreement and the Intercreditor Agreement; provided that such SLOT Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.
          “SLOT Fee Letter” means the SLOT Fee Letter dated as of March 26, 2010 by and between Seller and the SLOT Agent, as the same may be amended, restated or otherwise modified from time to time.
          “SLOT Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of SLOT Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

SC

MRA
          where:
          SC = the SLOT Capital of such SLOT Interest.
          MRA = the Minimum Receivables Amount.
Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each SLOT Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The percentage represented by the aggregate SLOT Interests as of the close of the Business Day immediately preceding the Amortization Date shall remain constant at all times thereafter.
          “SLOT Purchase Limit” means $40,000,000.
          “SLOT Purchase Notice” has the meaning set forth in Section 1.2.
          “SLOT Purchase Price” means, with respect to any Incremental SLOT Purchase of a SLOT Interest, the amount paid to Seller for such SLOT Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable SLOT Purchase Notice, (ii) the unused portion of the SLOT Purchase Limit on the applicable purchase date and (iii) the amount that would not cause the aggregate of all SLOT Interests to exceed 100%.
          “SLOT Purchaser” has the meaning specified in the preamble to this Agreement.
          “SLOT Reduction Notice” has the meaning set forth in Section 1.3.
          “SLOT Termination Date” means March 25, 2011.
          “Solvent” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Specified Change of Control” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Stock Lift Agreement” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Subsidiary” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Surplus Required Reserve Amount” means the lesser of (a) $5,000,000 and (b) the amount by which the Aggregate Reserves exceeds 30% of the Net Receivables Balance.
          “Tenneco Automotive” means Tenneco Inc., a Delaware corporation.

          “Tenneco Automotive Entities” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Tenneco Credit Agreement” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Tenneco Operating” has the meaning set forth in the preamble.
          “Transaction Documents” means, collectively, this Agreement, each SLOT Purchase Notice, each Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the SLOT Fee Letter, the “Subordinated Notes” (as such term is defined in the Receivables Sale Agreements), the Intercreditor Agreement and all other instruments, documents and agreements executed and delivered in connection herewith.
          “UCC” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Warranty Accrual” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Warranty Plans” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Warranty Reserve” has the meaning specified in the First Lien Receivables Purchase Agreement.
          “Weekly Report” means a report in form reasonably acceptable to the SLOT Agent (appropriately completed), furnished by the Servicer to the SLOT Agent pursuant to Section 8.5.
          “Weekly Update Date” means the second Business Day following the last day of each week.
          “Wells Fargo” has the meaning set forth in the preamble to this Agreement.
          “Yield” means for each Accrual Period, an amount equal to the product of the applicable Discount Rate for each SLOT Interest multiplied by the SLOT Capital of such SLOT Interest for each day elapsed during such Accrual Period, annualized on a 360 day basis in the case of LMIR and on a 365 (or, when appropriate, 366) day basis in the case of the Alternate Base Rate.
          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II
FORM OF PURCHASE NOTICE
[Date]
Wells Fargo Bank, N.A.,
as SLOT Agent
[Address]
[Attention]
          Re: SLOT PURCHASE NOTICE
Ladies and Gentlemen:
          Reference is hereby made to the SLOT Receivables Purchase Agreement, dated as of March 26, 2010, by and among Tenneco Automotive RSA Company, a Delaware corporation (the “Seller”), Tenneco Automotive Operating Company, as Servicer, and Wells Fargo Bank, N.A., individually and as SLOT Agent (the “SLOT Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the SLOT Agreement.
          The SLOT Agent is hereby notified of the following Incremental SLOT Purchase:

SLOT Purchase Price:	$

Date of Purchase:

Discount Rate:		LMIR (unless unavailable)
          Please credit the SLOT Purchase Price in immediately available funds to:
[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. (                    )
          In connection with the Incremental SLOT Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental SLOT Purchase):
               (i) the representations and warranties of the Seller set forth in Section 5.1 of the SLOT Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;

               (ii) no event has occurred and is continuing, or would result from the proposed Incremental SLOT Purchase, that will constitute an Amortization Event or a Potential Amortization Event;
               (iii) the Facility Termination Date has not occurred, the Aggregate SLOT Capital does not exceed the SLOT Purchase Limit and the aggregate SLOT Interests do not exceed 100%; and
               (iv) the amount of Aggregate SLOT Capital is $                     after giving effect to the Incremental SLOT Purchase to be made on the Purchase Date.

Very truly yours, TENNECO AUTOMOTIVE RSA COMPANY, a Delaware corporation
By:
Name:
Title:

EXHIBIT III
PLACES OF BUSINESS OF THE SELLER PARTIES; LOCATIONS OF RECORDS; FEDERAL EMPLOYER IDENTIFICATION
NUMBER(S)
Places of Business and Locations of Records:
A.	Tenneco Operating:
Chief Executive Office
500 North Field Drive
Lake Forest, IL 60045
Other Place of Business
1 International Drive
Monroe, Michigan 48161
B.	Seller:
Chief Executive Office
500 North Field Drive
Lake Forest, IL 60045
Federal Employer Identification Number:

A.	Tenneco Operating:	74-1933558
B.	Seller:	76-0589054
Prior Legal Names (in past 5 years):

A.	Tenneco Operating:	n/a
B.	Seller:	n/a
Trade and Assumed Names:

A.	Tenneco Operating:	EZ Ride or any variation thereof
MAECO or any variation thereof
Monroe or any variation thereof
Walker or any variation thereof
Precision Modular Assembly
Rancho Ind or any variation thereof
Regal Ride or any variation thereof
Tenneco or any variation thereof
NAPA Shocks
DeKoven any variation thereof
Tennessee Gas Pipeline
Dyno Max
NAPA Mufflers

NAS-Walker Manufacturing
National Account Sales
Performance Industries Inc.
Perfection and any variation thereof
Thrush and any variation thereof
B.	Seller:	n/a

EXHIBIT IV
NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS
[Intentionally Omitted]

EXHIBIT V
FORM OF COMPLIANCE CERTIFICATE
Wells Fargo Bank, N.A., as SLOT Agent
          Reference is hereby made to the SLOT Receivables Purchase Agreement, dated as of March 26, 2010, by and among Tenneco Automotive RSA Company, a Delaware corporation (the “Seller”), Tenneco Automotive Operating Company, as Servicer, and Wells Fargo Bank, N.A., individually and as SLOT Agent (the “SLOT Agreement"). Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.
          THE UNDERSIGNED HEREBY CERTIFIES THAT:
          1. I am the duly elected                                          of Seller.
          1. I have reviewed the terms of the SLOT Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.
          2. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the SLOT Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below.]
          3. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the SLOT Agreement, all of which data and computations are true, complete and correct.
          [5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]
          The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of                      , 20___.
By:

SCHEDULE I TO COMPLIANCE CERTIFICATE
          A. Schedule of Compliance as of                     , ___with Section 9.1(f) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
          This schedule relates to the month ended:

SCHEDULE A
COMMITMENTS

slot Purchaser	Commitment
Wells Fargo Bank, N.A.	$40,000,000

SCHEDULE B
DOCUMENTS TO BE DELIVERED TO THE SLOT AGENT
ON OR PRIOR TO THE EFFECTIVENESS OF THE SLOT RECEIVABLES PURCHASE AGREEMENT
1)	Omnibus Amendment No. 4 to Receivables Sale Agreements, dated as of March 26, 2010 among Tenneco Automotive Operating Company Inc. (“Tenneco Operating"), The Pullman Company ( “Pullman” ) and Tenneco Automotive RSA Company, as seller (“TARC”).

2)	SLOT Receivables Purchase Agreement, dated as of March 26, 2010 among TARC, as seller, Tenneco Operating, as servicer and Wells Fargo Bank, N.A., individually and as SLOT Agent.

3)	Third Amended and Restated Receivables Purchase Agreement, dated as of March 26, 2010 (the “Purchase Agreement"), TARC, Tenneco Operating, as servicer, Falcon Asset Securitization Company LLC, Liberty Street Funding LLC, the Committed Purchasers party thereto, The Bank of Nova Scotia, New York Agency, as Liberty Street Agent, Wells Fargo Bank, N.A., as Wells Fargo Agent and JPMorgan Chase Bank, N.A., as Falcon Agent and Administrative Agent.

4)	Intercreditor Agreement, dated as of March 26, 2010 among TARC, Tenneco Operating, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

5)	Tenth Amended and Restated Fee Letter, dated as of March 26, 2010, among the Agents and TARC.

6)	Fee Letter, dated as of March 26, 2010, among Wells Fargo Bank, N.A., individually and as SLOT Agent and TARC.

7)	Fourth Amended and Restated Performance Undertaking by Tenneco Inc. in favor of the Seller, dated as of March 26, 2010.

8)	Certificate of a Secretary or Assistant Secretary of TARC certifying as to (i) an attached copy of resolutions adopted by the board of directors of TARC approving the delivery and performance of the documents described in items 1, 2, 3, 4 and 5 above, (ii) an attached copy of TARC’s Articles of Incorporation, (iii) an attached copy of TARC’s By-Laws, (iv) attached recent certificates of good standing from the Secretaries of State of the States of Illinois and Delaware regarding TARC and (v) the names, title and specimen signatures of TARC’s officers authorized to execute and deliver the documents described in items 1, 2, 3, 4 and 5 above.

9)	Certificate of a Secretary or Assistant Secretary of Tenneco Operating certifying as to (i) an attached copy of resolutions adopted by the board of directors of Tenneco Operating approving the delivery and performance of documents described in items 1, 2, 3, 4 and 5 above, (ii) an attached copy of Tenneco Operating’s Articles of Incorporation, (iii) an attached copy of Tenneco Operating’s By-Laws, (iv) attached recent certificates of good standing from the Secretaries of State of the States of Illinois and Delaware regarding Tenneco Operating and (v) the names, title and specimen signatures of Tenneco Operating’s officers authorized to execute and deliver the documents described in items 1, 2, 3, 4 and 5 above.

10)	Certificate of a Secretary or Assistant Secretary of Pullman certifying as to (i) an attached copy of resolutions adopted by the board of directors of Pullman approving the delivery and performance of the document described in item 1 above, (ii) an attached copy of Pullman’s Articles of Incorporation, (iii) an attached copy of Pullman’s By-Laws, (iv) attached recent certificates of good standing from the Secretaries of State of the States of Illinois and Delaware regarding Pullman and (v) the names, title and specimen signatures of Pullman’s officers authorized to execute and deliver the document described in item 1 above.

11)	Certificate of a Secretary or Assistant Secretary of Tenneco Inc. certifying as to (i) an attached copy of resolutions adopted by the board of directors of Tenneco Inc. approving the delivery and performance of the Fourth Amended and Restated Performance Undertaking, (ii) an attached copy of Tenneco Inc.’s Articles of Incorporation, (iii) an attached copy of Tenneco Inc.’s By-Laws, (iv) attached recent certificates of good standing from the Secretary of State of the State of Delaware regarding Tenneco Inc. and (v) the names, title and specimen signatures of Tenneco Inc.’s officers authorized to execute and deliver the Fourth Amended and Restated Performance Undertaking.

12)	Officer’s Certificate of TARC certifying as of March 26, 2010 (i) that no Amortization Event or Potential Amortization Event has occurred and is continuing under the SLOT Receivables Purchase Agreement, (ii) the accuracy of all representations and warranties made by TARC under the SLOT Receivables Purchase Agreement and (iii) that no Termination Event has occurred and is continuing under the Receivable Sale Agreement.

13)	Officer’s Certificate of Servicer certifying as of March 26, 2010 (i) that no Amortization Event or Potential Amortization Event has occurred and is continuing under the SLOT Receivables Purchase Agreement, (ii) the accuracy of all representations and warranties made by Servicer under the SLOT Receivables Purchase Agreement and (iii) that no Termination Event has occurred and is continuing under the Receivable Sale Agreement.

14)	Certificate of Pullman certifying as of March 26, 2010 (i) that no Termination Event has occurred and is continuing under the Pullman Sale Agreement and (ii) the accuracy of all representations and warranties made by Pullman under the Pullman Sale Agreement.

15)	UCC, federal and state tax lien, and pending suit and judgment searches against TARC.

16)	Opinion of Mayer Brown regarding enforceability and certain UCC matters, as applicable, with respect to the documents described in items 1, 2, 4, 5, and 6 above.

17)	Opinion of in-house counsel regarding certain corporate matters.

18)	Reliance Letters of Mayer Brown regarding corporate, UCC and bankruptcy matters with respect to the Receivable Sale Agreements listed above.

19)	Monthly Report as of February 28, 2010.